                   NASDAQ-AMEX INVESTMENT PRODUCT SERVICES, INC.

            (a wholly owned subsidiary of The Nasdaq Stock Market, Inc.)

                                Financial Statements
        For the period from August 7, 1998 (inception) to December 31, 1998

                       (with Report of Independent Auditors)

                            REPORT OF INDEPENDENT AUDITORS



The Board of Directors
Nasdaq-Amex Investment Product Services, Inc.

We have audited the accompanying statement of financial condition of Nasdaq-Amex Investment Product Services, Inc. (a wholly owned subsidiary of The Nasdaq Stock Market, Inc.) as of December 31, 1998 and the related statements of operations, shareholder's equity (deficit) and cash flows for the period from August 7, 1998 (inception) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nasdaq-Amex Investment Product Services, Inc. as of December 31, 1998, and the results of its operations and its cash flows for the period from August 7, 1998 (inception) to December 31, 1998 in conformity with generally accepted accounting principles.



Washington, D.C.                                       /s/ Ernst & Young LLP
February 11, 1999

                   Nasdaq-Amex Investment Product Services, Inc.
            (a wholly owned subsidiary of The Nasdaq Stock Market, Inc.)



                          Statement of Financial Condition

                                 December 31, 1998

     ASSETS
 Assets:
      Cash                                                       $      1
                                                                 --------

      Total Assets                                               $      1
                                                                 --------

     SHAREHOLDER'S EQUITY


 Liabilities:
      Payable to The Nasdaq Stock Market, Inc. (Note 1)          $  3,588
                                                                 --------

      Total liabilities                                             3,588
                                                                 --------


 Shareholder's equity (deficit):
      Common stock, par value $.01 per share, 1,000 shares
         authorized and issued, 100 shares outstanding                  1
      Accumulated deficit                                          (3,588)
                                                                 --------

      Shareholder's equity (deficit)                               (3,587)
                                                                 --------

      Total liabilities and shareholder's equity                 $      1
                                                                 --------

     See accompanying notes to financial statements.

                   Nasdaq-Amex Investment Product Services, Inc.
            (a wholly owned subsidiary of The Nasdaq Stock Market, Inc.)



                              Statement of Operations

        For the period from August 7, 1998 (inception) to December 31, 1998



 Expenses:

      Professional services                                      $     6,000
                                                                 -----------

      Total Expenses                                                   6,000
                                                                 -----------

      Loss before income taxes                                        (6,000)

 Income taxes (benefit)                                               (2,412)
                                                                 -----------

      Net Loss                                                   $    (3,588)
                                                                 -----------

     See accompanying notes to financial statements.

                    Nasdaq-Amex Investment Product Services, Inc.
             (a wholly owned subsidiary of The Nasdaq Stock Market, Inc.)



               Statement of Changes in Shareholder's Equity (Deficit)

        For the period from August 7, 1998 (inception) to December 31, 1998


                                   Common        Accumulated
                                   Stock         deficit        Total
                                   ------------  -----------    ---------
 Balance at beginning of period    $         -   $          -   $       -


 Issuance of common stock                    1              -           1

 Net loss                                    -         (3,588)     (3,588)
                                   -----------   ------------   ---------

 Balance at end of period          $         1   $     (3,588)  $  (3,587)
                                   -----------   ------------   ---------

     See accompanying notes to financial statements.

                    Nasdaq-Amex Investment Product Services, Inc.
             (a wholly owned subsidiary of The Nasdaq Stock Market, Inc.)



                              Statement of Cash Flows

        For the period from August 7, 1998 (inception) to December 31, 1998




 Cash flows from operating activities:
   Net loss                                                      $      (3,588)
                                                                  ------------
   Adjustments to reconcile net loss to net
      cash provided by operating activities:


      Increase in payable to The Nasdaq Stock Market, Inc.               3,588
                                                                  ------------

 Net cash provided by operating activities                                  --

 Cash flows from financing activities:
      Issuance of common stock                                               1
                                                                  ------------

 Net cash provided by financing activities                                   1
                                                                  ------------

 Net increase in cash                                            $           1
                                                                  ------------

     See accompanying notes to financial statements.

                    Nasdaq-Amex Investment Product Services, Inc.
             (a wholly owned subsidiary of The Nasdaq Stock Market, Inc.)

                           Notes to Financial Statements


1.   Organization and Operations

     Investment Product Services, Inc. ("IPS") was formed on August 7, 1998 as a Delaware corporation. On December 18, 1998, IPS changed its name to Nasdaq-Amex Investment Product Services, Inc. (NAIPS). On December 30, 1998, common stock was issued and NAIPS became a wholly owned subsidiary of The Nasdaq Stock Market, Inc. ("Nasdaq").

     NAIPS will act as the sponsor of unit investment trusts expected to be organized under the laws of the State of New York. The first such trust, Nasdaq-100 Trust, Series I (the "Trust"), which is expected to become effective in March 1999, will issue units of beneficial interest in the Trust representing proportionate undivided interests in the portfolio of securities held by the Trust consisting of substantially all of the securities, in substantially the same weighting, as the component securities of the Nasdaq-100 Index. Units of beneficial interest in the Trust are referred to as "Nasdaq-100 Shares." The Trust is to be governed by a trust agreement (the "Trust Agreement") between The Bank of New York, a corporation organized under the laws of the State of New York with trust powers, and NAIPS.

     Through December 31, 1998, all legal expenses related to the organization of the NAIPS have been paid by Nasdaq and are reflected as a payable, net of taxes, on the Statement of Financial Condition.

2.   Significant Accounting Policies

a) Basis of Accounting

     NAIPS uses the accrual method of accounting.

b) Estimates and Assumptions

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could vary from those estimates.

c) Income Taxes

     NAIPS files a consolidated Federal corporate tax return with Nasdaq and separate state and local tax returns. NAIPS and Nasdaq maintain a tax sharing arrangement whereby the tax benefits of losses incurred by NAIPS and included in the consolidated Federal corporate tax return will be reimbursed by Nasdaq. The effective tax rate for 1998 was 40.2%.

3. Commitments and Contingencies

     NAIPS has entered into a license agreement with Nasdaq which grants NAIPS a license to use the Nasdaq-100 Index as a basis for determining the composition of the Trust and to use certain trademarks and service marks of Nasdaq in connection with the Trust. Under the terms of the license agreement, NAIPS will pay Nasdaq an annual licensing fee equal to four basis points

                    Nasdaq-Amex Investment Product Services, Inc.
             (a wholly owned subsidiary of The Nasdaq Stock Market, Inc.)

3. Commitments and Contingencies (continued)

     (0.04%) per annum of the daily net asset value of the Trust. NAIPS ordinarily will seek reimbursement from the Trust for the amount of licensing fees. However, NAIPS has committed not to seek reimbursement from the Trust for licensing fees to Nasdaq for the period through the Trust's Fiscal year ending September 30, 1999. Thereafter, NAIPS will be reimbursed by the Trust for the annual licensing fee.

     NAIPS, as sponsor of the Trust, has undertaken that during each fiscal year of the Trust up to and including the fiscal year ending September 30, 2000, the ordinary operating expenses of the Trust will not be permitted to exceed an amount which is 18/100 of one percent (0.18%) per annum of the daily net asset value of the Trust. To the extent during such period the ordinary operating expenses of the Trust do exceed such 0.18% amount, NAIPS will reimburse the Trust or assume invoices on behalf of the Trust for such excess ordinary operating expenses. NAIPS retains the ability to be repaid by the Trust for expenses so reimbursed or assumed to the extent that subsequently during the fiscal year expenses fall below the 0.18% per annum level on any given day.

     NAIPS intends to enter into a Distribution Agreement with ALPS Mutual Funds Services, Inc. ("the Distributor") whereby the Distributor will act as principal underwriter of the Trust in connection with the creation and distribution of creation unit size aggregations of Nasdaq-100 Shares (50,000 Nasdaq-100 Shares) and the Distributor holds itself available to receive and process orders for Nasdaq-100 Shares in the manner set forth in the Trust's then-current prospectus. The annual distribution fee is $35,000.


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